Exhibit 99.1

Nuvectis Pharma Appoints Biotech Executive Juan Sanchez, MD, to the Board of Directors

Fort Lee, NJ – September 25, 2025 –– Nuvectis Pharma, Inc. (NASDAQ: NVCT), a clinical stage biopharmaceutical company focused on the development of innovative precision medicines for the treatment of serious conditions of unmet medical need in oncology, today announced the appointment of Juan Sanchez, MD, to its Board of Directors.

Dr. Sanchez is a seasoned biotech executive with expertise in industry, capital markets and medicine, having most recently served as Vice President of Corporate Communications and Investor Relations at Intra-Cellular Therapies, acquired by Johnson & Johnson in April 2025 for $14.6 billion.

Ron Bentsur, Chairman and Chief Executive Officer of Nuvectis, commented, “We are excited to welcome Dr. Juan Sanchez to the Nuvectis Board of Directors. As we enter the next stage of growth, with the start of the Phase 1b program for NXP900, we believe Juan brings a wealth of industry and strategic expertise and experience that will bring significant value to Nuvectis and contribute to the potentially bright future that we envision for the Company.”

Dr. Sanchez noted, “I am pleased to join the Nuvectis Board at this pivotal time for the Company. The Company’s innovative approach to developing NXP900 for the potential use in advanced and treatment-resistant cancers, and the prospect of working with the seasoned management team and Board members, made the opportunity to join the Board compelling.”

Dr. Sanchez brings 30+ years of multifaceted experience that uniquely integrates key healthcare perspectives including direct patient care as a medical doctor, research analysis on Wall Street followed by serving as a leading executive at a prominent biopharmaceutical company, Intra-Cellular Therapies. Dr. Sanchez joined Intra-Cellular Therapies in 2014 and his tenure spanned the successful clinical development and commercialization of CAPLYTA® (lumateperone), culminating in the company’s acquisition by Johnson & Johnson in April 2025 for $14.6 billion. Prior to that, Dr. Sanchez was a managing director of healthcare equity research at Ladenburg Thalmann & Co. and Punk, Ziegel & Co. Dr. Sanchez holds a Master’s degree in International Affairs from Columbia University in New York, an MBA from the University of Los Andes in Columbia and received his Doctor of Medicine degree from Pontifical Xavierian University in Bogota, Columbia. Dr. Sanchez practiced medicine for 5 years in Colombia.

About Nuvectis Pharma, Inc.

Nuvectis Pharma, Inc. is a biopharmaceutical company focused on the development of innovative precision medicines for the treatment of serious conditions of unmet medical need in oncology. The Company’s lead program, NXP900, is an oral small molecule inhibitor of the SRC Family of Kinases (SFK), including SRC and YES1. Its unique mechanism of action enables inhibition of both the catalytic and scaffolding functions of the SRC kinase, providing comprehensive shutdown of the signaling pathway. NXP900 has completed a Phase 1a dose escalation study and is being evaluated in a Phase 1b program. The Company is also considering next steps for NXP800, an oral small molecule GCN2 activator that has demonstrated anti-cancer activity in recurrent, platinum-resistant, ARID1a-mutated ovarian cancer. For additional information about Nuvectis Pharma please visit: https://nuvectis.com.

Forward Looking Statements

This press release contains "forward-looking statements" within the meaning of the U.S. federal securities laws, which are subject to substantial risks and uncertainties. All statements, other than statements of historical fact, contained in this press release are forward-looking statements. Forward-looking statements contained in this press release may be identified by the use of words such as "anticipate”, "believe”, "contemplate”, "could”, "estimate”, "expect”, "intend”, "seek”, "may”, "might”, "plan”, "potential”, "predict”, "project”, "target”, "aim”, "should”, "will”, "would”, or the negative of these words or other similar expressions, although not all forward-looking statements contain these words. Forward-looking statements are based on Nuvectis Pharma, Inc.'s current expectations and interpretations of data and information available, including but not limited to the expected impact of the new Board appointment, preclinical and clinical safety, pharmacokinetics, pharmacodynamics, and efficacy data generated to date for NXP900 and the timing and data expectations for the NXP900 Phase 1b study and estimates and projections regarding our financial condition. The outcomes of the events described in these forward-looking statements are subject to inherent uncertainties, risks, assumptions, market and other conditions, and other factors that are difficult to predict. Further, certain forward-looking statements are based on assumptions as to future events that may not prove to be accurate. These and other risks and uncertainties may also be subject to market and other conditions and described more fully in the section titled "Risk Factors" in our Q2 2025 Form 10-Q and our other public filings with the U.S. Securities and Exchange Commission ("SEC"). However, these risks are not exhaustive and new risks and uncertainties emerge from time to time, and it is not possible for us to predict all risks and uncertainties that could have an impact on the forward-looking statements contained in this press release or other filings with the SEC. Any forward-looking statements contained in this press release speak only as of the date of this press release. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations or any changes in events, conditions or circumstances on which any such statement is based, except as may be required by law, and we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Company Contact

Ron Bentsur

Chairman, Chief Executive Officer and President

rbentsur@nuvectis.com

Media Relations Contact

Kevin Gardner

LifeSci Advisors

kgardner@lifesciadvisors.com